Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187500) pertaining to the Aviv REIT, Inc. 2013 Long-Term Incentive Plan and the Aviv REIT, Inc. 2010 Management Incentive Plan of our report dated February 26, 2013, except for Notes 1, 2, 8, 9, and 17 as to which the date is March 11, 2013, with respect to the consolidated financial statements and schedules of Aviv REIT, Inc. and Subsidiaries, and our report dated February 26, 2013, except for Notes 1, 2, 8, and 9 as to which the date is March 11, 2013, and except for Note 17 as to which the date is October 31, 2013, with respect to the consolidated financial statements and schedules of Aviv Healthcare Properties Limited Partnership and Subsidiaries, included in this Current Report (Form 8-K) of Aviv REIT, Inc. and Aviv Healthcare Properties Limited Partnership dated October 31, 2013.

/s/ Ernst & Young LLP

Chicago, Illinois

October 31, 2013